Filed pursuant to Rule 424(b)(3)
Registration No. 333-219375

PROSPECTUS SUPPLEMENT NO. 3

(to prospectus dated September 25, 2017)

11,819,672 Shares

Amplify Energy Corp.

11,819,672 SHARES OF COMMON STOCK

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated September 25, 2017, covering the offer and resale of up to an aggregate of 11,819,672 shares of common stock, par value $0.0001, of Amplify Energy Corp. by the selling stockholders identified in the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 16, 2018.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page 3 of the prospectus and the “Risk Factors” sections in our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K to read about risks you should consider before buying shares of our Common Stock.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 17, 2018

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 16, 2018 (January 9, 2018)

AMPLIFY ENERGY CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35364	82-1326219
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Dallas Street, Suite 1600 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 490-8900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2018, Alex Shayevsky resigned from the board of directors (the “Board”) of Amplify Energy Corp. (the “Company”). Mr. Shayevsky served on the Company’s audit committee and compensation committee. Mr. Shayevsky was appointed to the Board by Citadel LLC (“Citadel”) in connection with the Company’s emergence from bankruptcy. Mr. Shayevsky is no longer employed by Citadel and therefore has resigned from the Board. There were no disagreements between Mr. Shayevsky and the Company which led to Mr. Shayevsky’s resignation from the Board. The Board, which has the authority to fill the vacancy, is evaluating his replacement in consultation with Citadel, which remains aligned with the Board’s focus on maximizing shareholder returns.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 16, 2018	AMPLIFY ENERGY CORP.

	By:	/s/ Robert L. Stillwell, Jr.
		Name:	Robert L. Stillwell, Jr.
		Title:	Senior Vice President and Chief Financial Officer